Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Paylocity Holding Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-194840) on Form S-8 of Paylocity Holding Corporation  (the Company) of our report dated August 14, 2015, with respect to the consolidated balance sheets of the Company as of June 30, 2014 and 2015, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2015.

(signed) KPMG LLP

Chicago, Illinois

August 14, 2015